Exhibit (j)



               CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
               --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Builder Fund, Inc. on Form N-1A ("Registration Statement") of our report dated May 23, 2008 relating to the financial statements and financial highlights which appears in the March 31, 2008 Annual Report to Shareholders of DWS Value Builder Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2008